PARSONS LAW FIRM

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10900 NE 4TH STREET

BELLEVUE, WASHINGTON 98004

(425) 451-8036 FAX (425) 451-8568

James B. Parsons*                                                                                                    e-mail firm-info@parsonslaw.biz                                                                                 *Also admitted in Oregon and

jparsons@parsonslaw.biz                                                                                                                                                                                                                            the Northern Mariana Islands

July 22, 2005

Board of Directors

Coffee Pacifica, Inc.

To Whom It May Concern::

In my capacity as counsel for Coffee Pacifica, Inc. ("Coffee Pacifica"), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 5,000,000 shares of common stock pursuant to the 2005 Stock Incentive Plan for Employees and Consultants of Coffee Pacifica, Inc. as set out and described in the Company's Registration Statement on Form S-8 (File No. 0-30118) under the Securities Act of 1933 (the "Registration Statement"). I have also participated in the preparation and filing of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I opine that:

  The Company is a corporation duly organized and validly existing under the laws of the State of Nevada;
  The Company has taken all requisite corporate action and all action required by the laws of the State of Nevada with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;
  The maximum of 5,000,000 shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

Very truly yours,

PARSONS LAW FIRM

/s/ James B. Parsons

James B. Parsons